Exhibit 10.107

THIRD AMENDMENT TO LEASE
This THIRD AMENDMENT TO LEASE (this “Third Amendment”) is dated as of February 1, 2013, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and INTUIT INC., a Delaware corporation (“Tenant”).
R E C I T A L S
A.    Landlord and Tenant are parties to that certain Office Lease dated March 28, 2005 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 31, 2006 (the “First Amendment”), and that certain Second Amendment to Lease dated as of February 23, 2010 (the “Second Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord all of the 465,812 rentable square feet of space comprising the entire rentable areas of “Building 1” (which is comprised of 103,979 rentable square feet), “Building 2” (which is comprised of 130,243 rentable square feet), “Building 3” (which is comprised of 130,354 rentable square feet), and “Building 4” (which is comprised of 101,236 rentable square feet), as those terms are defined in the Lease (collectively, the “Premises”) respectively located and addressed at 7525, 7535, 7545, and 7555 Torrey Santa Fe Road, San Diego, California. The Premises and related improvements constitute that certain office building project commonly known as “Santa Fe Summit” (the “Project”). The Original Lease, the First Amendment and the Second Amendment shall be collectively referred to herein as the “Lease.”
B.    Landlord and Tenant presently desire to amend the Lease as more fully set forth below.
A G R E E M E N T
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.
1.Defined Terms. All capitalized terms not defined herein shall have the same respective meanings as are given such terms in the lease unless expressly provided otherwise in this third amendment.
2.    Modification of Maintenance Obligations.
2.1    Landlord Maintenance Items. Notwithstanding any provision to the contrary contained in the Lease (including, but not limited to, Section 7.1 of the Original Lease), retroactive to the Lease Commencement Date and continuing thereafter for the duration of the Lease Term, Landlord (a) has been responsible for maintaining in first-class condition and operating order and keeping in good repair and condition the items identified on Exhibit A (the “Landlord Maintenance Items”), and (b) shall continue to maintain in first-class condition operating order and keep in good repair and condition the Landlord Maintenance Items. Pursuant to Section 7.1 of the Original Lease, Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord in maintaining such Landlord Maintenance Items to the extent allowed pursuant to the terms and conditions of Section 4.2.4 of the Original Lease;

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provided, however, as the costs of the “Tenant Maintenance Items” (as that term is defined in Section 2.2 below) are incurred directly by the Tenant and paid for directly by the Tenant, such costs shall not be includable within Operating Expenses.
2.2    Tenant Maintenance Items. Notwithstanding any provision to the contrary contained in the Lease (including, but not limited to, Section 7.1 of the Original Lease), retroactive to the Lease Commencement Date and continuing thereafter for the duration of the Lease Term, Tenant, at Tenant’s sole cost and expense, (i) has been responsible for maintaining in first-class condition and operating order and keeping in good repair and condition the items identified on Exhibit B (the “Tenant Maintenance Items”), and (ii) shall continue to maintain in first-class condition and operating order and keep in good repair and condition the Tenant Maintenance Items.
2.3    BS Exception. Notwithstanding any provision to the contrary contained in this Lease, retroactive to the date of the Original Lease, the third (3rd) and fifth (5th) sentences of Section 7.1 of the Lease shall be deleted in their entirety and replaced with the following:
Third (3rd) sentence replacement:
“Notwithstanding anything in this Lease to the contrary, Tenant shall be required to perform repairs to the Building Structure to the extent such repairs are necessitated by Tenant’s use of the Premises for other than normal and customary business office operations or by Tenant’s negligence or willful misconduct, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS Exception”).”
Fifth (5th) sentence replacement:
“In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure except pursuant to the BS Exception.”
In addition, each and every reference to the phrase “BS/BS Exception” contained in the Lease shall be deleted wherever it appears in the Lease and shall be replaced with the phrase “BS Exception.”

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3.    Management Standards. Landlord and Tenant hereby acknowledge that Tenant’s in-house facilities management department (collectively, the “Facilities Team”) is comprised of a multi-disciplined staff of highly trained and professional facilities maintenance, repair and management personnel. Tenant shall cause, throughout the Lease Term, its Facilities Team to continue to maintain materially consistent levels of capability and expertise with the levels of such Facilities Team as of the date of this Third Amendment, and apply such Facilities Team to the Premises as reasonably required to satisfy Tenant’s obligations with respect to the Tenant Maintenance Items.
3.1    Professional Management. Tenant shall perform its duties with respect to the Tenant Maintenance Items in a manner consistent with the standards followed by the Landlord and other first-class institutional owners and management companies that are managing Comparable Buildings (the “Management Standard”).
3.2    Service Agreements. All Tenant Maintenance Items shall be maintained, repaired and replaced (except as otherwise provided in Section 3.3 below) by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Tenant Maintenance Items, (iii) in accordance with Applicable Laws. Tenant shall contract with a qualified, experienced professional third party service company to perform its maintenance, repair and replacement obligations hereunder with respect to the HVAC systems (which shall provide for and include, without limitation, replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis), the roof (but not the roof structure), the building fire/lifesafety systems and the mechanical, electrical and plumbing systems (a “Service Contract”). Tenant shall deliver full and complete copies of all such Service Contracts to Landlord within thirty (30) days after the effective date of such Service Contract. In addition, Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Building’s mechanical and main electrical systems, including life safety, elevators and the central plant (“Preventative Maintenance Records”). In addition, upon Landlord’s request, Tenant shall deliver a copy of all current Service Agreements to Landlord and/or a copy of the Preventative Maintenance Records.
3.3    Capital Items.
3.3.1.    In General. With respect to those components of the Tenant Maintenance Items that arc capital in nature, Tenant shall notify Landlord from time-to-time of its belief that certain of such “Capital Items” (as that term is defined below) need to be replaced or constructed in the Project, and to the extent Landlord concurs (in its commercially reasonable discretion) that such Capital Items do need to be so replaced and/or constructed, Landlord shall perform the same and charge the cost thereof to Tenant as a component of Operating Expenses to the extent permitted by the terms of Sections 4.2.4(xiii), (Q) and (R) of the Original Lease (as amended by Section 3.3.2 below); provided, however, it shall be deemed commercially reasonable under this Section 3.3.1 for the Landlord to withhold its consent to any proposed Capital Items if the useful life of such particular Capital Item is anticipated to significantly exceed the then-remaining Lease Term when Tenant is obligated to lease the Premises. To the extent the cost of a

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particular Capital Item otherwise allowable pursuant to the foregoing sentence is not permitted to be passed through to Tenant as a component of Operating Expenses pursuant to the terms of Section 4.2.4(xiii), (Q) and (R) of the Original Lease (as amended by Section 3.3.2 below), and the requested Capital Item is commercially reasonable (i.e., consistent with the standards generally maintained at the Comparable Buildings), the cost of such Capital Item shall be borne entirely by Landlord with no reimbursement obligation on behalf of Tenant. Tenant shall use commercially reasonable efforts to provide Landlord with any notice contemplated by the terms of this Section 3.3.1 at least sixty (60) days prior to the date upon which Tenant anticipates work related to the applicable Capital Item would need to be commenced. For purposes hereof, “Capital Items” shall mean capital improvements to the Project (including, any of the buildings located therein) which are Tenant Maintenance Items, or which shall become Tenant Maintenance Items once complete, and are more particularly contemplated by the terms of Sections 4.2.4(xiii) and (R) of the Original Lease (as amended by Section 3.3.2 below).
3.3.2.    Section 4.2.4(R) of the Original Lease. Landlord and Tenant hereby acknowledge and agree that that Section 4.2.4(R) of the Original Lease is hereby deleted and replaced with the following

“R.
Costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with sound real estate management and accounting principles, consistently applied, except (i) to the extent required under any governmental law or regulation enacted and enforced after the Lease Commencement Date, and (ii) costs incurred with respect to devices anticipated to reduce Operating Expenses, but with regard to such subsection (ii) costs, only to the extent the same do not exceed the anticipated net reduction of Operating Expenses, provided that in either case the permissible costs set forth in items (i) and (ii), above, shall be amortized over their reasonable useful life as determined in accordance with generally accepted accounting principles as and to the extent consistently applied by institutional ownership in the office building real estate industry; provided further that, in connection with the costs set forth in item (ii) above, Landlord shall, upon Tenant’s request, provide Tenant with reasonable evidence that the annual cost of the capital improvement will be equal to or less than the reasonably anticipated savings in Direct Expenses caused by such capital improvement, and Tenant shall have the right to approve such calculations as being materially accurate, which approval shall not be unreasonably withheld;”

4.    Meeting Requirements.
4.1    Maintenance Meetings. At the written request of either Landlord or Tenant (a “MM Request”), each party shall arrange to meet and confer with the other (at a

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mutually reasonable and convenient time and location), as to the status of the maintenance, repair and other work required to be performed by each party under the Lease (as amended) (each, a “Maintenance Meeting”); provided, however, in no event shall Landlord or Tenant be required to participate in more than one (1) such Maintenance Meeting in any calendar quarter during the Lease Term, unless such a Maintenance Meeting is required in connection with an emergency situation or event.
4.2    M&R Reports. In connection with, and in advance of, any such Maintenance Meeting, to the extent the requesting party’s MM Request included a request for maintenance and repair reports, documents and back-up materials, the responding party shall promptly deliver any maintenance and repair reports, documents and back-up materials related to the maintenance, repair and other work required to be performed by such party under the Lease (as amended), to the extent the same are regularly and customarily generated and maintained by, and in the possession of, its Facilities Team (collectively, the “M&R Reports”); provided, however, the responding party may also make a prompt written request for such M&R Reports maintained by the requesting party, in which case such request shall also be satisfied prior to the corresponding Maintenance Meeting.
4.3    Books and Records. Tenant shall maintain complete, detailed and accurate records, books and accounts of all funds disbursed in connection with Tenant’s maintenance of the Tenant Maintenance Items (excepting salary disbursements internal to Tenant), including all M&R Reports. Tenant agrees to keep all of the aforementioned documents (collectively, the “Books and Records”) safe, available and separable from any record not having to do with the Premises. Tenant shall not dispose of any such Books or Records until the same are at least three (3) years old.
4.4    Tenant’s Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged accidents of a material nature known to Tenant and/or all material claims for damages relating to the Premises known to Tenant, including any material damage or destruction to the Premises. Landlord and Tenant shall notify each other immediately of any threatened or pending condemnation, rezoning or other governmental orders, proceedings or lawsuits involving the Premises.
4.5    Tenant’s Responsibilities Upon Termination of Management of the Premises. Upon the expiration or earlier termination of the Lease (as amended) for any reason, Tenant shall forthwith, without necessity of demand or notice, deliver the following to Landlord, or Landlord’s appointed agent on the effective date of such expiration or early termination (except to the extent that any such item has already been delivered to Landlord).
4.5.1.    Copies of the Preventative Maintenance Records for the most recent full calendar year.
4.5.2.    Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.

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4.5.3.    Any third party warranties, guaranties and operating manuals in Tenant’s possession relating to any Tenant Maintenance Items (copies thereof where reasonably acceptable).
4.5.4.    All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, rooftop access points, and all other areas which for which Tenant has restricted access.
4.5.5.    A certification that Tenant, in connection with the terms and conditions of Section 5 of this Third Amendment, has maintained those portions of the Project, Building and Premises required to be maintained by Tenant in accordance with the terms and conditions of this Third Amendment and Article 24 of the Original Lease.
The obligation of Tenant to deliver the foregoing shall survive the expiration or earlier termination of the Lease.
5.    Condition of the Tenant Maintenance Items Upon Surrender. In addition to the requirements set forth in Article 15 of the Original Lease, upon the expiration of the Lease Term, or upon any earlier termination of the Lease (as amended), Tenant shall, surrender the Premises in satisfaction of the terms and conditions of Section 7.1 of the Original Lease as well as Section 4 of this Third Amendment, including without limitation, Tenant’s obligations with respect to the Tenant Maintenance Items. Furthermore, the Tenant Maintenance Items shall be in compliance with, and Tenant having complied with, Tenant’s obligations under the Lease (as amended) to maintain and deliver the Premises in as good order and condition as when Tenant installed or took possession thereof and as thereafter improved or altered by Landlord and/or Tenant, reasonable wear and tear, and repairs which are specifically made the responsibility of Landlord hereunder excepted. In the event that the Premises or the Tenant Maintenance Items shall be delivered in a condition which does not comply with the terms of this Section 5, then upon written notice to Tenant describing in reasonable detail the Tenant Maintenance Items which are in non-compliance (“Landlord’s Non-Compliance Notice”), and Tenant’s failure to cure such non-compliance within thirty (30) days following Tenant’s receipt of Landlord’s Non-Compliance Notice, Landlord shall be entitled, but not required, to expend all reasonable costs in order to cause the Premises and/or the Tenant Maintenance Items to comply with the required condition upon surrender and Tenant shall reimburse Landlord for all such costs within thirty (30) days of written demand therefor accompanied by documented invoices for such work.
6.    No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The terms of this Section 6 shall survive the expiration or earlier termination of this Third Amendment.
7.    No Further Modification. Except as specifically set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

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In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Third Amendment, the terms and conditions of this Third Amendment shall prevail.
[Signatures follow on next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the date first set forth above.

LANDLORD:	TENANT:
KILROY REALTY, L.P., a Delaware limited partnership	INTUIT INC., a Delaware corporation
By: Kilroy Realty Corporation
a Maryland corporation,
General Partner

By:    /s/ Brian Galligan
Name: Brian Galligan
Title:    SVP

By:    /s/ John T. Fucci
Name: John T. Fucci
Title: Sr. Vice President Asset Management
Execution Date:          , 2013

By:    /s/ Scott Beth
Name: Scott Beth
Title:    Vice President Finance Operations and Real Estate Intuit

By:    /s/ Jeffrey P. Hank
Name: Jeffrey P. Hank
Title: Chief Accounting Officer
Execution Date: June 5, 2013

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EXHIBIT A
SANTA FE SUMMIT
LANDLORD MAINTENANCE OBLIGATIONS

Landlord shall maintain in first-class condition and operating order and keep in good repair and condition the following items (which items are to be referred to as the “Landlord Maintenance Items” in Section 1.1 of this Third Amendment):

Maintained by:
Landlord
Building Structure	Structural potions of the Building	✓
Building Structure	Foundation	✓
Building Structure	Floor/ceiling slabs	✓
Building Structure	Roof structure (excluding, the roof membrane and roof housekeeping)	✓
Building Structure	Curtain wall	✓
Building Structure	Exterior glass & mullions	✓
Building Structure	Columns	✓
Building Structure	Beams	✓
Building Structure	Shafts (including, elevator shafts)	✓
Building Structure	Stairwells and stairs	✓
Exterior Areas	Exterior plumbing (including, backflow testing & repairs)	✓
Exterior Areas	Parking areas (i.e., the parking lot and parking structure) (including, the sweeping thereof)	✓
Exterior Areas	Paving and concrete	✓
Exterior Areas	Landscaping (including, irrigation of the external landscaping)	✓

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Exterior Areas
Exterior Building Appearance (including, the painting of the exterior of the Building and exterior power washing of the Building, but excluding the volleyball court, the basketball court and the balconies)
✓
Exterior Areas	Exterior lights (including, the replacement of exterior light bulbs)	✓
Exterior Areas	Water features in the landscaped areas of the Project (including, pools and fountains)	✓
Exterior Areas	Gates	✓
Exterior Areas	Exterior doors and Windows (including, window washing)	✓
Exterior Areas	Amphitheatre	✓
Exterior Areas	Project common areas (including, promenade umbrellas)	✓
Exterior Areas	Exterior trash enclosures	✓

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EXHIBIT B

SANTA FE SUMMIT

TENANT MAINTENANCE OBLIGATIONS

Landlord shall maintain in first-class condition and operating order and keep in good repair and condition the following items (which items are to be referred to as the “Tenant Maintenance Items” in Section 1.2 of this Third Amendment):

Maintained by:
Tenant
Interior Areas
The Premises (including, all blinds, ceiling tiles, interior doors, all improvements, fixtures and furnishings therein and all of the floors of the Building (but not extending to the Building Structure except pursuant to the BS Exception))
✓
Interior Areas	Janitorial	✓
Interior Areas	Interior pest control (including the provision of extermination services)	✓
Interior Areas	Interior lights (including, the replacement of interior light bulbs)	✓
Interior Areas	Utilities	✓
Interior Areas	Interior Building Appearance (including, the painting of the interior of the Building and the washing of all windows serving the Premises (but only on the interior side of each applicable window))	✓
Interior Areas	Interior project signage	✓
Building Systems	Building mechanical closets	✓
Building Systems	Building electrical closets	✓
Building Systems	Building telephone closets	✓
Building Systems	Base Building, restrooms and washrooms	✓
Building Systems	All Base Building mechanical systems	✓

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Building Systems	All Base Building electrical systems	✓
Building Systems	All Base Building sprinkler and life safety systems(including, fire alarm testing and repairs and fire sprinklers testing and repairs)	✓
Building Systems	All Base Building plumbing systems	✓
Building Systems	Base Building HVAC systems (including, the hot and cold elements thereof as well as the rooftop HVAC units and associated equipment)	✓
Exterior Areas	Volleyball court	✓
Exterior Areas	Basketball court	✓
Exterior Areas	Elevator cabs & systems	✓
Exterior Areas	Balconies	✓
Exterior Areas	Exterior pest control (including, the provision of extermination services)	✓
Exterior Areas	Roof housekeeping	✓
Exterior Areas/Interior Areas	Security systems	✓
Exterior Areas/Interior Areas	Trash removal (including, recycling)	✓

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